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                                                                   EXHIBIT 3.A.2

                       TELEHUB COMMUNICATIONS CORPORATION

          CERTIFICATE OF VOTING POWERS, DESIGNATIONS, PREFERENCES AND
                           RIGHTS OF PREFERRED SHARES

                    by Resolution of the Board of Directors


     We, DONALD H. SLEDGE and MICHAEL L. GLASER of TELEHUB COMMUNICATIONS CORPORATION, a corporation organized and existing under the Business Corporation Law of the State of Nevada, in accordance with the provisions of
Section 78.195 of the Nevada Revised Statutes thereof, DO HEREBY CERTIFY:

     That, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of said Corporation, said Board of Directors, by written consent in lieu of a meeting, adopted resolutions providing for the issuance of a series of FOUR MILLION (4,000,000) shares of Series A Convertible Preferred Shares, which resolutions are as follows:

     RESOLVED, that 4 million of the Preferred Shares authorized to be issued by this Corporation are hereby established and designated Series A Convertible Preferred Shares;

     RESOLVED, that each share in such series shall have the following rights, preferences and limitations:

          1. Voting Power: Holders of Series A Convertible Preferred Shares shall be entitled to notice of, attend and vote at meetings of the Corporation's shareholders. Each Series A Convertible Preferred Share has the same voting power as a common share.

          2. Liquidation Preference: in the event of liquidation, holders of Series A Convertible Preferred Shares shall be entitled to receive $5.00 per share in preference and priority to any payment to common share holders.

          3. Conversion: At the holder's option, each Series A Convertible Preferred Share may be converted into one common share. At the time the Corporation completes an initial public offering or becomes subject to the reporting requirements of the Securities Exchange Act of 1934, all outstanding Series A Convertible Preferred Shares shall automatically convert into common shares.

     in addition to those otherwise provided by law and by the Articles.

IN WITNESS WHEREOF, said TELEHUB COMMUNICATIONS CORPORATION has caused its corporate seal to be hereunto affixed and this certificate to be signed by DONALD H. SLEDGE, its President, and MICHAEL L. GLASER, its Secretary, on January 31, 1997.


By: /s/ DONALD H. SLEDGE                       By: /s/MICHAEL L. GLASER
   -----------------------------------            ----------------------------
   Donald H. Sledge, President                    Michael L. Glaser, Secretary



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STATE OF COLORADO          )
                           )SS.
CITY & COUNTY OF DENVER    )


     On January 31, 1997, personally appeared before me, a Notary Public, Donald H. Sledge and Michael L. Glaser, who acknowledged that they executed the above instrument.


[SEAL]                                  Elizabeth Paul
                                        My Commission Expires
                                        On March 30, 1999


                                        /s/ ELIZABETH PAUL
                                        --------------------------------------
                                        Notary Public




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